[TYPE] EX-12
[DESCRIPTION] EXHIBIT 12
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                                                                                       EXHIBIT 12
                                                                                       ----------


                   TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                               (Dollars in millions)


                                                                                    For Nine Months
                                                                                     Ended Sept 30
                                                                                    ---------------
                                              1994     1995    1996    1997    1998    1998     1999
                                             -----    -----   -----   -----   -----   -----    -----
Income from continuing operations before
  income taxes and fixed charges:
    Income before extraordinary item and
      interest expense on loans,
      capitalized interest amortized,
      and provision for income taxes.....    $ 943   $1,530   $  65   $ 825   $ 710   $ 399   $1,496
    Add interest attributable to
      rental and lease expense...........       40       41      44      44      41      30       29
                                             -----   ------   -----   -----   -----   -----   ------
                                             $ 983   $1,571   $ 109   $ 869   $ 751   $ 429   $1,525
                                             =====   ======   =====   =====   =====   =====   ======

Fixed charges:
  Total interest on loans (expensed
    and capitalized).....................    $  58   $   69   $ 108   $ 114   $  85   $  64   $   60
  Interest attributable to rental
    and lease expense....................       40       41      44      44      41      30       29
                                             -----   ------   -----   -----   -----   -----   ------
Fixed charges............................    $  98   $  110   $ 152   $ 158   $ 126   $  94   $   89
                                             =====   ======   =====   =====   =====   =====   ======


Ratio of earnings to fixed charges.......     10.0     14.3       *     5.5     6.0     4.6     17.1
                                             =====   ======   =====   =====   =====   =====   ======



* Not meaningful.  The coverage deficiency was $43 million in 1996.

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